Exhibit 99.1

NEWS RELEASE

DATE:	April 27, 2010	4:30 p.m. E.S.T
CONTACT:	Archie M. Brown, Jr., President and CEO
MainSource Financial Group, Inc. 812-663-6734

MAINSOURCE FINANCIAL GROUP—NASDAQ, MSFG —

Announces Earnings for the First Quarter 2010

Greensburg, Indiana (NASDAQ: MSFG) Archie M. Brown, Jr., President & Chief Executive Officer of MainSource Financial Group, announced today the unaudited financial results for the first quarter ended March 31, 2010.  The Company reported net income of $3.2 million for the first quarter and earnings per common share of $0.12 compared to $1.2 million of net income and $0.03 per common share reported in the first quarter of 2009.  Although it remains high from a historical perspective, the Company’s loan loss provision expense decreased to $9.5 million in the first quarter of 2010 compared to $11.4 million in the same period a year ago.  Also contributing to the increase in earnings year over year was an increase in net interest income of $1.8 million as the Company’s net interest margin increased to 4.09% from 3.74% a year ago.

Mr. Brown stated, “We are pleased to report improved earnings from the first quarter of last year.  We are especially pleased with the further expansion of our net interest margin to 4.09% as we continued to lower our deposit costs during the quarter.  The strength of our net interest income enabled the company to provide for loan losses at continued high levels and report positive operating earnings.  We also were pleased with the level of non-interest income for the quarter.  Excluding the $1.1 million gain on the sales of securities, fee income was almost even with the same period one year ago, despite a $1.1 million reduction in mortgage banking income.  Higher service charge income, interchange income and trust/brokerage income all helped offset the reduction in mortgage income.”

Mr. Brown continued, “Our capital levels remained very strong as of March 31, 2010 and actually improved from one year ago.  Additionally our tangible common equity ratio increased to 6.0%.  However, we continue to be disappointed with our credit quality performance.  Although we have increased our charge-offs of non-performing loans, the level of such loans remains high and is similar to levels reported over the last 12 months.  As I have said in prior communication, I think we are at or near the bottom of the credit cycle.  I continue to believe, however, that the bottom may last for some time and we may experience some ups and downs while it continues. With regard to credit quality, I am encouraged that the steady migration we have seen over the last 18 months in loans to substandard classification seems to be abating.  I am hopeful that this trend continues and that we begin to see sustainable improvement and significantly lower provision expense.  We will continue to make improving our credit performance our top priority.”

NET INTEREST INCOME

Net interest income was $25.2 million for the first quarter of 2010, which was a $1.8 million increase over the first quarter of 2009.  As previously mentioned, the Company’s net interest margin, on a fully-taxable equivalent basis, was 4.09% for the first quarter of 2010 versus 3.74% for the first quarter of 2009.  On a linked quarter basis, the Company’s net interest margin increased by 24 basis points due primarily to the decrease in the cost of funds as the Company’s mix of funding shifted from higher-cost products such as CD’s and FHLB advances to lower-cost transaction-based accounts.

NON-INTEREST INCOME

The Company’s non-interest income increased to $9.8 million for the first quarter of 2010 compared to $9.2 million for the same period in 2009.  Increases in investment securities gains and interchange income were primarily offset by the decrease in mortgage banking income.  Interchange income continues to increase each period as customers change their preferred method of payment from checks to debit cards.  Mortgage banking income decreased year over year as rates have increased slightly causing refinance activity to subside.

NON-INTEREST EXPENSE

The Company’s non-interest expense was $22.5 million for the first quarter of 2010 compared to $20.5 million for the same period in 2009, an increase of 9.8%.  The primary drivers of the increase were the impact of the branch acquisitions in May 2009, the Company’s investment in a loan production office in Columbus in October 2009, and an increase in FDIC insurance expense.

BALANCE SHEET AND CAPITAL

Total assets were $2.9 billion as of March 31, 2010, virtually unchanged from the same period a year ago.  Total loans were $1.8 billion as of March 31, 2010, a decrease of $147 million compared to March 31, 2009.  Charge-offs of non-performing loans and overall weak loan demand continue to drive loan balances down.  In addition, as on-balance sheet, fixed-rate mortgage loans refinanced throughout the past year, the Company generally sold these loans to the secondary market to mitigate its interest rate risk.  On the liability side of the balance sheet, deposit growth remains strong.  Total deposits grew by 7.2% year-over-year and were $2.2 billion as of March 31, 2010.  The Company’s regulatory capital ratios remain strong and as of March 31, 2010 were the following: leverage ratio of 9.4%, tier one capital to risk-weighted assets of 14.2%, and total capital to risk-weighted assets of 15.5%.  In addition, as of March 31, 2010 the Company’s tangible common equity ratio was 6.0%.

ASSET QUALITY

Non-performing assets were $101.2 million as of March 31, 2010 compared to $91.4 million as of March 31, 2009, and represented 3.54% of total assets at March 31, 2010 compared to 3.18% at March 31, 2009.  On a linked-quarter basis, non-performing assets increased by approximately $10.5 million.  The increase was primarily attributable to three credits totaling $15.8 million that were transferred to non-accrual status during the quarter.  Net charge-offs for the first quarter of 2010 were $13.1 million and represented 2.85% of average loans.  During the quarter, the Company obtained updated appraisals on certain non-performing loans where the Company is dependent on the liquidation of real estate to repay the loans.  The Company charged these loans down to their appraised values less estimated costs to sell.  In most instances, the charge-downs did not result in additional loan loss provision expense as the Company had previously allocated for these specific loans.  However, these charge-downs decrease the loan loss reserve coverage of non-performing loans as the Company was carrying approximately $25 million of non-performing loans at their estimated net realizable value with little or no loan loss reserve at March 31, 2010.  The Company’s allowance for loan losses was $43.0 million and represented 2.36% of total outstanding loans at March 31, 2010.  This compares to $43.2 million as of March 31, 2009, or 2.19% as a percent of loans and $46.6 million as of December 31, 2009, or 2.47% of total loans.

MAINSOURCE FINANCIAL GROUP

(unaudited)

(Dollars in thousands except per share data)

	Three months ended March 31
Income Statement Summary	2010	2009
Interest Income	$34,271	$35,223
Interest Expense	9,040	11,849
Net Interest Income	25,231	23,374
Provision for Loan Losses	9,500	11,400
Noninterest Income:
Insurance commissions	518	481
Trust and investment product fees	565	306
Mortgage banking	1,524	2,622
Service charges on deposit accounts	3,869	3,348
Gain on sales of securities	1,053	38
Interchange income	1,264	984
Other	1,038	1,382
Total Noninterest Income	9,831	9,161
Noninterest Expense:
Employee	12,445	11,538
Occupancy	1,855	1,818
Equipment	1,898	1,684
Intangible amortization	516	546
Telecommunications	464	483
Stationary, printing, and supplies	333	359
FDIC assessment	1,263	728
Other	3,711	3,322
Total Noninterest Expense	22,485	20,478
Earnings Before Income Taxes	3,077	657
Provision (Benefit) for Income Taxes	(172)	(521)
Net Income	$3,249	$1,178
Preferred Dividends & Accretion	$(763)	$(628)
Net Income Available to Common Shareholders	$2,486	$550

	Three months ended March 31
Average Balance Sheet Data	2010	2009
Gross Loans	$1,864,743	$2,013,888
Earning Assets	2,620,314	2,583,311
Total Assets	2,877,272	2,886,598
Noninterest Bearing Deposits	241,037	228,444
Interest Bearing Deposits	1,992,279	1,812,393
Total Interest Bearing Liabilities	2,314,195	2,282,540
Shareholders’ Equity	298,172	351,164

	Three months ended March 31
Per Share Data	2010	2009
Diluted Earnings Per Share	$0.12	$0.03
Cash Dividends Per Share	0.010	0.145
Market Value - High	7.40	15.16
Market Value - Low	4.40	4.85
Average Outstanding Shares (diluted)	20,137,865	20,150,019

	Three months ended March 31
Key Ratios	2010	2009
Return on Average Assets	0.46%	0.16%
Return on Average Equity	4.42%	1.34%
Net Interest Margin	4.09%	3.74%
Efficiency Ratio	62.04%	61.52%
Net Overhead to Average Assets	1.78%	1.59%

	March 31	December 31	March 31
Balance Sheet Highlights	2010	2009	2009
Total Loans (Excluding Loans Held for Sale)	$1,824,824	$1,885,447	$1,971,714
Allowance for Loan Losses	43,025	46,648	43,235
Total Securities	727,279	714,607	535,902
Goodwill and Intangible Assets	73,561	74,077	149,817
Total Assets	2,861,257	2,906,530	2,873,051
Noninterest Bearing Deposits	256,099	250,438	235,847
Interest Bearing Deposits	1,963,264	2,020,212	1,833,665
Other Borrowings	269,003	272,231	419,297
Shareholders’ Equity	297,787	294,462	358,632

	March 31	December 31	March 31
Other Balance Sheet Data	2010	2009	2009
Book Value Per Common Share	$12.01	$11.84	$15.04
Loan Loss Reserve to Loans	2.36%	2.47%	2.19%
Loan Loss Reserve to Non-performing Loans	47.25%	58.05%	51.05%
Nonperforming Assets to Total Assets	3.54%	3.12%	3.18%
Tangible Common Equity Ratio	6.03%	5.80%	5.61%
Outstanding Shares	20,136,362	20,136,362	20,136,362

	March 31	December 31	March 31
Asset Quality	2010	2009	2009
Loans Past Due 90 Days or More and Still Accruing	$1,055	$3,279	$3,022
Non-accrual Loans	89,999	77,074	81,668
Other Real Estate Owned	10,107	10,386	6,722
Total Nonperforming Assets	$101,161	$90,739	$91,412

Net Charge-offs - YTD	$13,123	$34,245	$2,748
Net Charge-offs as a % of average loans	2.85%	1.73%	0.55%

MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.9 billion. The Company operates 69 offices in 32 Indiana counties, 6 offices in 3 Illinois counties, 4 offices in 3 Kentucky counties, and 6 offices in 2 Ohio counties through its banking subsidiary, MainSource Bank, Greensburg, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, and MainSource Title LLC, the Company provides various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release includes certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are covered by the safe harbor provisions of such sections.  These statements are based upon management expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties (many of which are beyond management’s control). Factors which could cause future results to differ materially from these expectations include, but are not limited to, the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other factors, including various “risk factors” as set forth in our most recent Annual Report on

Form 10-K and in other reports we file from time to time with the Securities and Exchange Commission.  These reports are available publicly on the SEC website, www.sec.gov, and on the Company’s website, www.mainsourcefinancial.com.